English Summary of Auction Confirmation Letter Relating to Land Use Rights

Date of Signing:	March 19, 2010

Parties:	Actions Technology (Shanghai) Co., Ltd., or Actions Technology Shanghai (“Winning Bidder”)
Shanghai Real Property Transaction Center (“Auctioneer”)

Property:	Land use rights of lot No. C-5-4, Middle District, Zhangjiang Hi-Tech Park, Pudong District, Shanghai (the “Land”)

Consideration:	RMB61,200,000, which was the bid price offered by Actions Technology Shanghai and accepted by the Auctioneer at the auction.

Other Terms:
Actions Technology Shanghai shall enter into a certain land use rights purchase agreement with Pudong District Development and Reform Commission (the “Seller”) within three months from the date of signing of this letter (the “Effective Period).  Actions Technology Shanghai may apply in writing to extend the Effective Period ten days prior to the expiration of the Effective Period.

In the event that the Winning Bidder fails to meet the bidding requirements, the Seller has the right to disqualify the Winning Bidder from its right to purchase the land use rights for the Land.